UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement

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LOGICBIO THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LogicBio Therapeutics, Inc.

99 Erie St.

Cambridge, MA 02139

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of LogicBio Therapeutics, Inc. (the “Company” or “LogicBio”) will be held on June 25, 2019, at 1:00 p.m. EDT at Ropes & Gray LLP, 800 Boylston St., Boston, Massachusetts, for the purpose of considering and voting on the following two company-sponsored proposals:

1.	To elect Erez Chimovits and Mark Kay as Class I directors, each for a three-year term.

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice.

Our Board of Directors recommends that you vote “for” each nominee for Class I director (proposal no. 1) and “for” ratification of the proposed independent registered public accounting firm (proposal no. 2).

April 29, 2019, has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders as of the record date will be available for stockholder inspection at the headquarters of the Company, 99 Erie Street, Cambridge, MA 02139, during ordinary business hours, from June 14, 2019 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Your vote is important. Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares by following the instructions in the Important Notice Regarding the Availability of Proxy Materials that you previously received and submit your proxy by the Internet or telephone or by signing, dating and returning the proxy card included in these materials in order to ensure that your vote is recorded. If you choose to attend the Annual Meeting, you may still vote your shares in person, even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions. If you need assistance voting your shares, please call Matthias Jaffé, Secretary of the Company, at (617) 245-0399.

All stockholders are extended a cordial invitation to attend the Annual Meeting. We look forward to seeing you. Thank you for your ongoing support of and interest in LogicBio Therapeutics, Inc.

By Order of the Board of Directors

Frederic Chereau
Chief Executive Officer, President and Director
April 29, 2019

i

LogicBio Therapeutics, Inc.

99 Erie St.

Cambridge, MA 02139

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, June 25, 2019 at 1:00 p.m. EDT

This proxy statement, along with the accompanying Notice of 2019 Annual Meeting of Stockholders, contains information about the 2019 Annual Meeting of Stockholders of LogicBio Therapeutics, Inc., including any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. We are holding the Annual Meeting at 1:00 p.m. EDT at Ropes & Gray LLP, 800 Boylston St., Boston, Massachusetts.

In this proxy statement, we refer to LogicBio Therapeutics, Inc. as “LogicBio,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about April 29, 2019, we made available this proxy statement and the attached Notice of 2019 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the proxy card and the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. Although not part of this proxy statement, we have also made available with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, containing our financial statements for the fiscal year ended December 31, 2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 25, 2019

This proxy statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on Form 10-K on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” tab of the “Investors” section of our website at www.logicbio.com. You may also obtain a printed copy of our Annual Report, free of charge, by sending a written request to: LogicBio Therapeutics, Inc., 99 Erie St., Cambridge, MA 02139, Attention: Secretary. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

EXPLANATORY NOTE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and therefore we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

We could be an emerging growth company through 2023, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.00 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of LogicBio Therapeutics, Inc. is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders to be held at 1:00 p.m. EDT on June 25, 2019, at Ropes & Gray LLP, 800 Boylston St., Boston, Massachusetts, including any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. This proxy statement along with the accompanying Notice of 2019 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of 2019 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 because you owned shares of LogicBio common stock on the record date.

When were this proxy statement and the accompanying materials sent to stockholders?

On or about April 29, 2019, we began sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 29, 2019. Only stockholders who owned our common stock at the close of business on April 29, 2019 are entitled to vote at the Annual Meeting.

How many votes can be cast by all stockholders?

A total of 23,073,114 shares of common stock of the Company were outstanding on April 29, 2019 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•	By Internet. You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided on the Important Notice Regarding the Availability of Proxy Materials or the proxy card.

•

By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903 and by following the instructions provided on the proxy card. You must have the 16-digit control number that is on either the notice or the proxy card when voting.

•

By Mail. Complete and mail your proxy card in the postage prepaid envelope you receive, and return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors and according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

•

In Person at the Meeting. If you attend the meeting, be sure to bring a form of personal picture identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1:	FOR the election of Erez Chimovits and Mark Kay as Class I directors.

Proposal 2:	FOR ratification of selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Who pays the cost for soliciting proxies?

LogicBio will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. LogicBio may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for such services.

May my broker vote for me?

Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 2, but not on any of the other proposals.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item?

Proposal 1: Elect Directors

As this is an uncontested election of directors, each director nominee must receive a greater number of shares voted FOR his or her election than shares voted to WITHHOLD from such election (also known as a “majority” of the votes cast) to be elected a director. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote beneficial owners’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of our Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares cast for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote beneficial owners’ unvoted shares held in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, the Audit Committee of the Board of Directors will reconsider its selection.

If there are insufficient votes to approve these proposals, your proxy may be voted by the persons named in the proxy card to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

Could other matters be decided at the Annual Meeting?

LogicBio does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or vote in accordance with the instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Matthias Jaffé, Secretary of the Company, at (617) 245-0399. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save LogicBio the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2019 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table below) and all directors and executive officers as a group. The number of shares beneficially owned by each entity or person is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 31, 2019 through the exercise of any stock options, warrants or other rights. Except as otherwise indicated, and subject to applicable common property laws, the persons in the table have sole voting and investment power with respect to all shares of common stock held by that person.

Shares of common stock subject to options, warrants or other rights that are now exercisable or are exercisable within 60 days after March 31, 2019 are considered outstanding for purposes of computing the percentage ownership of the persons holding these options, warrants or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2019, there were 23,073,114 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o LogicBio Therapeutics, Inc., 99 Erie St., Cambridge, MA 02139.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater stockholders:
OrbiMed(2)	6,466,783	28.0%
Arix Bioscience Holdings Ltd.(3)	2,979,023	12.9%
BioDiscovery(4)	1,787,413	7.7%
Adi Barzel(5)	1,227,757	5.3%
Directors and named executive officers:
Frederic Chereau(6)	519,417	2.2%
Dean Falb, Ph.D.(7)	57,277	*
Sandra Poole(8)	8,075	*
Mark Kay, M.D., Ph.D.(9)	927,063	4.0%
Leon Chen, Ph.D.(10)	40,362	*
Erez Chimovits(2)	3,487,760	15.1%
Sofia Ioannidou, Ph.D.(4)	1,787,413	7.7%
Tomer Kariv(11)	1,787,413	7.7%
Richard Moscicki, M.D.	—	—
Daniel O’Connell, M.D., Ph.D.(3)	2,979,023	12.9%
Michael Wyzga	—	—
All executive officers and directors as a group (14 persons)(12)	11,909,441	49.9%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o LogicBio Therapeutics, 99 Erie St., Cambridge, Massachusetts 02139.

(2)

As reported on a Schedule 13D filed with the SEC on November 1, 2018 by OrbiMed Advisors LLC (“OrbiMed Advisors”), OrbiMed Advisors Israel II Limited (“OrbiMed Limited”), OrbiMed Israel GP II, L.P. (“OrbiMed Israel”) and OrbiMed Capital GP VI (“OrbiMed Capital”) (collectively, the “OrbiMed Reporting Persons”). 3,487,760 and 2,979,023 shares are directly held by OrbiMed Israel Partners II. L.P. (“OIP II”) and OrbiMed Private Investments VI, LP (“OPI VI”), respectively. OrbiMed Israel is the sole general partner of OIP II pursuant to the terms of a limited partnership agreement of OIP II, and OrbiMed Limited is the sole general partner of OrbiMed Israel pursuant to the terms of the limited partnership agreement of OrbiMed Israel. As a result, OrbiMed Israel and OrbiMed Limited share the power to direct the vote and disposition of the shares held by OIP II, and both OrbiMed Israel and OrbiMed Limited may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OIP II. OrbiMed Limited exercises this investment power through an investment committee comprised of Carl L. Gordon, Jonathan Silverstein, Nissim Darvish, Anat Naschitz and Erez Chimovits, each of whom disclaims beneficial ownership of the shares held by OPI II. OrbiMed Capital is the sole general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors is the sole managing member of OrbiMed Capital, pursuant to the terms of the limited liability company agreement of OrbiMed Capital. As a result, OrbiMed Advisors and OrbiMed Capital share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owners of the shares held by OPI VI. Each of OrbiMed Advisors and OrbiMed Capital disclaims any beneficial ownership over the shares of the other OrbiMed Reporting Persons. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl. L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI VI. The address of OrbiMed Advisors, OrbiMed Limited, OrbiMed Israel and OrbiMed Capital is 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(3)

As reported on a Schedule 13D filed with the SEC on November 2, 2018 by Arix Bioscience Plc (“Arix Plc”), Arix Bioscience Holdings Limited (“Arix Ltd.”) and Daniel P. O’Connell (“O’Connell”). The shares directly held by Arix Ltd. and O’Connell, an investment manager of Arix Bioscience, Inc., a wholly-owned subsidiary of Arix Plc, are indirectly held by Arix Plc, the sole owner and parent of Arix Ltd. Arix Plc, Arix Ltd. and O’Connell share voting and dispositive power with regard to the Company’s securities directly held by Arix Ltd. All indirect holders of the above reference securities disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address of Arix Bioscience Plc, Arix Ltd. and O’Connell is 20 Berkeley Square, Mayfair, London W1J 6EQ, United Kingdom.

(4)

As reported on a Schedule 13G filed with the SEC on February 12, 2019 by Andera Partners (“Andera”), BioDiscovery 5 (“Biodiscovery 5”) and Sofia Ioannidou (“Ioannidou”). The shares directly held by BioDiscovery 5 are indirectly held by Andera, the manager of BioDiscovery 5 and Ioannidou, a director of Andera. Andera and Ioannidou share voting and dispositive power with regard to the Company’s securities directly held by BioDiscovery 5. The address of Andera, BioDiscovery 5 and Ioannidou is 374 Rue Saint-Honore, 75001 Paris, France.

(5)	Consists of 1,036,963 shares of common stock and options to purchase 190,794 shares of common stock that are exercisable as of March 31, 2019 or will become exercisable within 60 days after such date.

(6)	Consists of 237,939 shares of common stock and options to purchase 281,478 shares of common stock that are exercisable as of March 31, 2019 or will become exercisable within 60 days after such date.

(7)	Consists of options to purchase 57,277 shares of common stock that are exercisable as of March 31, 2019 or will become exercisable within 60 days after such date.

(8)	Consists of options to purchase 8,075 shares of common stock that are exercisable as of March 31, 2019 or will become exercisable within 60 days after such date.

(9)	Consists of 782,358 shares of common stock and options to purchase 144,705 shares of common stock that are exercisable as of March 31, 2019 or will become exercisable within 60 days after such date.

(10)	Consists of 19,035 shares of common stock and options to purchase 21,327 shares of common stock that are exercisable as of March 31, 2019 or will become exercisable within 60 days after such date.

(11)

Consists of (i) 881,582 shares of common stock held of record by Pontifax (Israel) IV, L.P., (ii) 440,339 shares of common stock held of record by Pontifax (Cayman) IV, L.P. and (iii) 465,492 shares of common stock held of record by Pontifax (China) IV, L.P. Tomer Kariv and Ran Nussbaum hold voting and/or dispositive power over these shares. The address of these entities is 14 Shenkar Street, Herzeliya 46140 Israel.

(12)

See footnotes 2 through 4 and 6 through 11. Also includes 214,108 shares of common stock and options to purchase 101,530 shares of common stock that are exercisable as of March 31, 2019 or will become exercisable within 60 days after such date.

MANAGEMENT AND CORPORATE GOVERNANCE

BOARD COMPOSITION AND STRUCTURE

Our amended and restated certificate of incorporation, or our certificate of incorporation, states that the Board of Directors shall consist of not fewer than three and not more than fifteen members, and the precise number of directors shall be fixed by a resolution of the Board of Directors. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy in the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.

Our certificate of incorporation provides that the Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and amended and restated bylaws, or bylaws, our Class I directors, if elected at the Annual Meeting, will serve until the 2022 annual meeting of stockholders, our Class II directors will serve until the 2020 annual meeting of stockholders and our Class III directors will serve until the 2021 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board of Directors among the three classes.

The Board of Directors is currently comprised of nine members. Below is a list of the names, ages as of March 31, 2019 and classification of the individuals who currently serve as our directors.

Name	Age	Position
Erez Chimovits	55	Director (Class I)
Sofia Ioannidou, Ph.D.(1)	40	Director (Class I)
Mark Kay, M.D., Ph.D.	61	Director (Class I)
Leon Chen, Ph.D.	44	Director (Class II)
Tomer Kariv	58	Director (Class II)
Daniel O’Connell, M.D., Ph.D.	39	Director (Class II)
Frederic Chereau	52	Director (Class III); Chief Executive Officer and President
Richard Moscicki	67	Director (Class III)
Michael Wyzga	64	Director (Class III)

(1)	Dr. Ioannidou has informed the Company that she does not intend to stand for reelection when her term expires at the Annual Meeting.

DIRECTOR BIOGRAPHIES

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director.

CLASS I DIRECTOR NOMINEES

Erez Chimovits has served as a member of our board of directors since January 2016. Mr. Chimovits is a senior managing director with OrbiMed, a healthcare investment firm, where he has been employed since 2010. He has more than fourteen years of operational experience, including ten years of senior managerial experience in public companies. Prior to joining OrbiMed, he was the Chief Executive Officer of NasVax Ltd. Previously, Mr. Chimovits spent more than seven years with Compugen, as President, Compugen USA Inc. and Executive Vice President, Commercial Operations. He currently serves as a member of the board of directors of Novus Therapeutics, Inc. Mr. Chimovits earned his M.B.A., M.Sc. in Microbiology and his B.Sc. from Tel Aviv University. We believe Mr. Chimovits is qualified to serve on our board of directors due to his vast operational and managerial experience in the biopharmaceutical industry, much of which took place in public companies.

Mark Kay, M.D., Ph.D. has served as a member of our board of directors since January 2016. Dr. Kay is the Dennis Farrey Family Professor in Pediatrics, and a professor of genetics at Stanford University School of Medicine, where he heads the division of human gene therapy. Dr. Kay moved from the University of Washington to Stanford in 1998, where he has been on the faculty since that time. A founder of the American Society of Gene and Cell Therapy, Dr. Kay served as the society’s president from 2005 to 2006. Dr. Kay also serves as a member of the board of directors of Genevant Sciences. He holds a B.S. in physical science from Michigan State University and an M.D. and Ph.D. from Case Western Reserve University. We believe Dr. Kay is qualified to serve on our board of directors due to his significant expertise regarding our technology platform and his long-standing reputation in the field of gene therapy.

DIRECTORS WITH TERMS EXPIRING IN 2020 (CLASS II DIRECTORS)

Leon Chen, Ph.D. has served as a member of our board of directors since January 2016. Dr. Chen is a venture partner at OriMed Advisors, a healthcare investment firm, where he has been employed since June 2013. Dr. Chen currently serves on the boards of several privately held life sciences companies. He has a B.A. in biochemistry from U.C. Berkeley, a Ph.D. in molecular pharmacology from Stanford and an M.B.A. from the Stanford Graduate School of Business. We believe that Dr. Chen’s venture capital experience, especially his experience investing in life sciences companies, provides him with the qualifications and skills to serve as a director.

Tomer Kariv has served as a member of our board of directors since June 2017. Mr. Kariv has served as co-founder and managing partner of the Pontifax Group, a venture capital firm, since December 2004. He also currently serves as a director of Eloxx Pharmaceuticals, Inc. (Nasdaq: ELOX) and VBI Vaccines Inc. (Nasdaq: VBIV). He previously served as a director of CollPlant Holdings Ltd. (Nasdaq: CLGN) and Check-Cap Ltd. (Nasdaq: CHEK), and as an independent director of Arno Therapeutics, Inc. Mr. Kariv received a B.A. in Economics from Harvard University and a J.D. from Harvard Law School. We believe Mr. Kariv’s extensive experience as a venture capital investor, financial executive and board member qualifies him to serve on our board of directors.

Daniel O’Connell, M.D., Ph.D. has served as a member of our board of directors since June 2017. Dr. O’Connell has served as an investment director of Arix Bioscience, a healthcare and life science company, since October 2016. Previously, from March 2012 to August 2016, Dr. O’Connell served as an associate at OrbiMed Advisors, a healthcare investment firm. He has served as a director of PreciThera, Inc., a privately held company, since July 2017. Dr. O’Connell earned his an S.B. in both chemistry and mathematics from MIT and an M.D. and Ph.D. from Tufts University. We believe Dr. O’Connell’s investment experience in the healthcare space provides him with the qualifications and skills to serve as a director.

DIRECTORS WITH TERMS EXPIRING IN 2021 (CLASS III DIRECTORS)

Frederic Chereau has served as our President and Chief Executive Officer since April 2016. Prior to joining LogicBio, Mr. Chereau served as the President and Chief Operating Officer of aTyr Pharma Inc. from February 2014 to July 2015. Before that, he worked at Shire Pharmaceuticals, a biopharmaceutical company, serving as Senior Vice President—Global Franchise Lead, Angioedema, from September 2012 to December 2013. Before the acquisition of Pervasis Therapeutics by Shire, Mr. Chereau served as its Chief Executive Officer and President since October 2008. Before Pervasis, Mr. Chereau worked at Genzyme from 1999 to 2008, where he held various positions within the organization in Europe and in the US culminating in his position as Vice President and General Manager of the Cardiovascular Business Unit. Previously, he held various sales and marketing roles in a medical device company in France. He holds a bachelor’s degree in physics from Paris University, a master’s degree from ESC La Rochelle and an M.B.A. from INSEAD. We believe that Mr. Chereau is qualified to serve as a member of our board based on his experience in the biotechnology industry, as well as his insight as our President and Chief Executive Officer.

Richard Moscicki, M.D. has served as a member of our board of directors since October 2018. Dr. Moscicki is currently the Executive Vice President for Science and Regulatory Advocacy and the Chief Medical Officer at Pharmaceutical Research and Manufacturers of America, a position he has held since October 2017. Previously, from March 2013 to October 2017, he served as Deputy Center Director for Science Operations for the U.S. Food and Drug Administration’s Center for Drug Evaluation and Research. Since June 2018, Dr. Moscicki has served as a director of Akcea Therapeutics, Inc. (Nasdaq: AKCA), where he is also a member of the nominating and governance committee and the compensation committee. He has also served as a director of KSQ Therapeutics, Inc. since September 2018. He received a B.S. and an M.D. from Northwestern University. We believe Dr. Moscicki is qualified to serve as a member of our board based on his extensive clinical and regulatory experience in the pharmaceutical industry.

Michael Wyzga has served as a member of our board of directors since September 2018. Mr. Wyzga is currently the President of MSW Consulting, Inc., a private company focused on strategic biotechnology consulting, a position he has held since November 2013. Prior to that, Mr. Wyzga served as President and Chief Executive Officer and a member of the Board of Directors of Radius Health, Inc., a publicly traded biopharmaceutical company, from 2011 until November 2013. Prior to that, Mr. Wyzga served in various senior management positions at Genzyme Corporation, a publicly traded global biotechnology company. Mr. Wyzga joined Genzyme in February 1998 and most recently served as Executive Vice President, Finance from 2003 until 2011 and as chief financial officer from 1999 until 2011. Since February 2014, Mr. Wyzga has served as a director of Akebia Therapeutics, Inc. (Nasdaq: AKBA), where he is also a member of the compensation committee and chair of the audit committee. Since February 2013, Mr. Wyzga has also served as a director and chair of the audit committee of OncoMed Pharmaceuticals, Inc. (Nasdaq: OMED). Since February 2015, Mr. Wyzga has also served as a director of Exact Sciences Corporation (Nasdaq: EXAS), where he is also a member of the audit and compensation committees. Mr. Wyzga also previously served as a director of Idenix Pharmaceuticals, Inc., a publicly traded biotechnology company that was acquired by Merck (NYSE: MRK) in August 2014, where he also served as the chair of the audit committee and a member of the compensation committee, and as a member of the Supervisory Board of Prosensa Holding B.V., a publicly traded biopharmaceutical company, from June 2014 until its acquisition by BioMarin Falcon B.V. (Nasdaq: BMRN) in December 2014. He received an M.B.A. from Providence College and a B.S. from Suffolk University. We believe Mr. Wyzga’s extensive experience in the biotechnology space, and his financial experience, provide him with the qualifications and skills to serve as a director.

Director Independence

Under Nasdaq Rule 5605, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions and phase-in provisions, each member of a listed company’s audit committee, compensation committee and nominating and corporate governance committee be independent and, in the case of the audit committee and compensation committee, satisfy additional independence criteria set forth in Rules 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs. Chimovits, Kariv and Wyzga and Drs. Chen, Ioannidou, Kay, Moscicki and O’Connell, representing eight of our nine directors, is “independent” as that term is defined under Nasdaq Rule 5605(a)(2). Our Board of Directors also determined that each of the current members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfies the independence standards for such committee established by Rules 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the Nasdaq rules, as applicable. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with the Company and all other facts and circumstances deemed relevant in determining their independence.

Board Membership Criteria

Our Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board of Directors criteria for Board membership and, consistent with those criteria, recommending to the Board of Directors director candidates and nominees for the next annual meeting of stockholders. As reflected in our Corporate Governance Guidelines, it is the policy of the Board of Directors that all directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. The Board of Directors believes that each director should possess the requisite ability, judgment and experience to oversee the Company’s business, and should contribute to the overall diversity of the Board of Directors. The Board of Directors considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company’s current and anticipated future needs. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “General Matters—Stockholder Proposals and Nominations.”

Board Meetings and Attendance

The Board of Directors held nine meetings during the year ended December 31, 2018. Each of the directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2018 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee and excluding any meetings in which a director was an interested party).

The non-employee directors met in executive session during each of the regularly scheduled Board of Directors meetings during the year ended December 31, 2018.

It is a policy of the Board of Directors that its members make every effort to attend our annual stockholder meetings. We did not have an annual meeting of stockholders in 2018.

Board of Directors Leadership Structure

We have not designated a chairperson or a lead director of the Board. The independent members of the Board have periodically reviewed the Board’s leadership structure and have determined that the Company and our stockholders are well served with this structure.

From time to time, the Board may appoint a standing chairperson if at such time the Board believes doing so would be in the best interest of the Company. The Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of any chairperson and the Chief Executive Officer based on the then-current circumstances.

The Board of Directors’ Role in Risk Oversight

The Board of Directors plays an important role in risk oversight at LogicBio through direct decision-making authority with respect to significant matters, as well as through the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that LogicBio faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of LogicBio’s business by the Audit, Compensation and Nominating and Corporate Governance Committees and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to LogicBio’s internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting LogicBio to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management and LogicBio’s independent registered public accounting firm LogicBio’s system of internal controls, its financial and critical accounting practices and its policies relating to risk assessment and management. As part of this process, the Audit Committee discusses LogicBio’s major financial risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to LogicBio’s operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

BOARD COMMITTEES

The Board of Directors has a standing Audit, Compensation and Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors and is described more fully below. Each committee operates pursuant to a written charter, and each reviews and assesses the adequacy of its charter periodically and submits its charter to the Board of Directors for approval. The charter for each committee is available on our website (www.logicbio.com) under the “Investors—Corporate Governance” section.

The following table describes which directors serve on each of the Board of Directors’ committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Leon Chen, Ph.D.		X(2)
Erez Chimovits(1)	X	X
Tomer Kariv	X		X
Richard Moscicki, M.D.			X(2)
Daniel O’Connell, M.D., Ph.D.		X
Michael Wyzga	X(2)

(1)	Nominated for election at the Annual Meeting. See Proposal 1.

(2)	Chair of the committee.

Audit Committee

Our Audit Committee is composed of Erez Chimovits, Tomer Kariv and Michael Wyzga, with Mr. Wyzga serving as Chair of the committee. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. The Board of Directors has determined that Mr. Wyzga is an “audit committee financial expert” within the meaning of the SEC regulations and applicable listing standards of Nasdaq. The Audit Committee’s responsibilities include:

•	evaluating, determining the selection of, and, if necessary, determining the replacement or rotation of the independent auditor, the lead audit partner, and any other active audit engagement team;

•	pre-approving or approving all auditing services and all permitted non-audit services by the independent auditor and pre-approving the related fees;

•

assessing and overseeing the independence of the independent auditor and ensuring the receipt of, reviewing, evaluating, and discussing formal written reports from the independent auditor and any disclosed relationships or services regarding the auditor’s independence;

•	establishing hiring policies for employees or former employees of the independent auditors;

•

obtaining and reviewing reports from the independent auditor describing the firm’s internal quality-control procedures and any material issues raised by the most recent quality control review or any inquiry or investigation by governmental or professional authorities with respect to audits carried out by the firm;

•

obtaining assurance from the independent auditors that, in the course of its audit of the Company, it has not detected or otherwise become aware of information indicating that an illegal act has or may have occurred;

•	reviewing with the independent auditor the overall scope and plans for audits;

•	reviewing with the independent auditor any noteworthy audit problems or difficulties;

•

reviewing and discussing with management and the independent auditor the scope of the Company’s system of internal controls, its financial and critical accounting practices, and its policies relating to risk assessment and management;

•

reviewing disclosures about any significant deficiencies or material weaknesses in the design or operation of the Company’s system of internal controls and any fraud involving management or employees playing a significant role in the Company’s system of internal controls;

•	reviewing any special steps or remedial measures adopted in light of material control weaknesses or significant deficiencies, if any;

•	reviewing, to the extent applicable, the Company’s internal controls report and the independent auditor’s internal controls report prior to the filing of any reports;

•

reviewing with management the Company’s procedures and practices designed to provide reasonable assurance that the Company’s books, records, accounts, and internal controls are established and maintained as required by law and regulation, and that there are adequate company-level controls in place to prevent or detect any improper or illegal disbursement of funds;

•

receiving and reviewing reports of the independent auditor discussing all critical accounting policies and practices used in the preparation of the Company’s financial statements, all alternative treatments of financial information within generally accepted accounting principles, or GAAP, that have been discussed with management, and all material written communications between the independent auditor and management;

•

discussing with management and the independent auditor changes in the Company’s critical account principles and the effects of alternative GAAP methods, off-balance sheet structures, and regulatory and accounting initiatives;

•

reviewing and discussing with management and the independent auditor the annual and quarterly financial statements and management’s discussion and analysis of financial condition and results of operations of the Company;

•	reviewing, or establishing standards for the type of information and the type of presentation of such information to be included in, earnings press releases;

•

discussing with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports, if any, that raise material issues regarding, or call into question the integrity of, the Company’s financial statements or accounting policies;

•	reviewing material pending legal proceedings and other contingent liabilities involving the Company;

•

establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal account controls or auditing matters, and submissions by employees of concerns regarding questionable accounting or auditing matters;

•	assisting the Board of Directors in its oversight of risk;

•	overseeing the integrity of the Company’s information technology systems, processes, and data;

•	reviewing and assessing the adequacy of the Audit Committee’s Charter;

•	preparing the Audit Committee’s report for inclusion in the Company’s annual proxy statement; and

•	reviewing and approving all related party transactions in accordance with Company policy.

During the year ended December 31, 2018, the Audit Committee met one time. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Tomer Kariv and Richard Moscicki, M.D., with Dr. Moscicki serving as Chair of the committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of Nasdaq. The Nominating and Corporate Governance Committee’s responsibilities include:

•

identifying individuals qualified to become members of our Board of Directors, receiving nominations for such individuals, and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	recommending to our Board of Directors the classes of the Board on which nominees should serve;

•	establishing a policy under which stockholders may recommend a candidate for consideration for nomination as a director;

•	if a vacancy occurs, identifying and recommending to the Board of Directors qualified candidates to fill such vacancy;

•

developing and recommending to the Board of Directors corporate governance guidelines that address, at a minimum, director qualification standards, director responsibilities, direct access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluations of the Board of Directors;

•	reviewing the corporate governance guidelines and recommending changes as necessary;

•	articulating to each director what service on the Board of Directors entails;

•

reviewing the Company’s practices and policies with respect to directors, including retirement policies, the size of the Board of Directors, service of non-employee directors, the meeting frequency of the Board and the structure of Board meetings;

•	recommending to the Board of Directors processes for annual evaluations of the performance of the Board of Directors and the appropriate committees thereof and overseeing such evaluation processes;

•	reviewing the functions, duties and composition of the committees of the Board of Directors;

•	reviewing Company policies with respect to significant issues of corporate public responsibility;

•	considering and reporting to the Board of Directors any questions of possible conflicts of interest of members of the Board of Directors;

•	overseeing the systems and processes established by the Company to ensure compliance with the Company’s Code of Business Conduct and Ethics;

•	providing for new director orientation and continuing education for existing directors on a periodic basis;

•	overseeing the maintenance and presentation to the Board of Directors of management’s plans for succession to senior management positions in the Company;

•	reviewing and assessing the adequacy of the Committee Charter; and

•	performing or participating in an evaluation of the performance of the Committee.

The Nominating and Corporate Governance Committee did not meet during the year ended December 31, 2018.

Compensation Committee

Our Compensation Committee is composed of Leon Chen, Ph.D., Erez Chimovits and Daniel O’Connell, M.D., Ph.D., with Dr. Chen serving as Chair of the committee. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under the applicable listing standards of Nasdaq and meets the independence criteria set forth in Rule 10C-1. The Compensation Committee’s responsibilities include:

•	reviewing and establishing the Company’s overall management compensation philosophy and policies;

•

reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, or the CEO, and other executive officers of the Company, including all individuals who are “insiders” subject to Section 16 of the Exchange Act (collectively, the Senior Officers), evaluating the performance of the CEO and the other Senior Officers in light of those goals and objectives and recommending to the Board of Directors for approval the compensation for the CEO and other Senior Officers;

•	reviewing and making recommendations to the Board of Directors about the compensation of the non-employee directors;

•

reviewing and administering the Company’s equity-based compensation and management incentive and grant awards under such plans and making recommendations to the Board of Directors about amendments to such plans and the adoption of any new compensation plans;

•	recommending to the Board of Directors any stock ownership guidelines for the CEO and the other Senior Officers, other executives and non-employee directors;

•	producing, if required, a compensation committee report on executive compensation for inclusion in the Company’s Annual Report on Form 10-K and its annual proxy statement;

•	reviewing and approving all Senior Officer employment contracts and other compensation, severance, and change-in-control arrangements for the current and former Senior Officers;

•	establishing and reviewing policies and procedures with respect to perquisites;

•

reviewing the Company’s compensation policies, practices and arrangements to determine whether they encourage excessive risk-taking; reviewing the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

•	reviewing and assessing the adequacy of the Committee’s Charter; and

•	participating in an evaluation of the performance of the Committee.

During the year ended December 31, 2018, the Compensation Committee met six times.

Compensation Consultants

As a part of determining compensation for our executive officers and directors, the Compensation Committee engaged Pay Governance LLC, or Pay Governance, as its independent compensation consultant during 2018. Pay Governance provided analysis and recommendations to the Compensation Committee regarding cash and equity compensation for such officers and directors.

In determining to engage Pay Governance, the Compensation Committee considered its independence, taking into consideration relevant factors, including the absence of other services provided to the Company, the amount of fees the Company paid to Pay Governance as a percentage of its respective total revenue, Pay Governance’s policies and procedures that are designed to prevent conflicts of interest, any business or personal relationship any individual compensation advisor has with an executive officer of the Company, any business or personal relationship any individual compensation advisor has with any member of the Compensation Committee and any stock of the Company owned by Pay Governance or its individual compensation advisors. The Compensation Committee determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Pay Governance and its individual compensation advisors as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Pay Governance is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Delegation of Authority and The Role of Management

The Compensation Committee may delegate to subcommittees, consisting of one or more members of the Compensation Committee, any of the responsibilities of the full committee.

Our Chief Executive Officer makes compensation-related recommendations to the Compensation Committee with respect to annual base salary, target bonus opportunities and long-term incentive award grants for the named executive officers (other than himself). No member of the management team, including our Chief Executive Officer, has a role in determining his or her own compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions.”

Risks Related to Compensation Practices and Policies

The Compensation Committee maintains a pay-for-performance compensation philosophy, but also recognizes that providing certain types of compensation incentives may inadvertently motivate individuals to act in ways that could be detrimental to the Company in order to maximize personal compensation. To minimize such risk, the Compensation Committee reviews at least annually the overall structure and components of our compensation program and, with respect to our executive officers, the levels of executive compensation under such program. The Compensation Committee has reviewed our compensation program and has determined that it does not encourage inappropriate actions or risk taking and is not reasonably likely to have a material adverse effect on our business. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks. We believe that our compensation program, current business process and planning cycle fosters the behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives, including the following:

•

base salaries that are consistent with our executive officers’ responsibilities and market comparables and that are established to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•

corporate objectives for our annual bonus program for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•	the mix between fixed and variable, annual and long-term and cash and equity compensation is designed to encourage strategies and actions that balance our short-term and long-term best interests; and

•	stock option awards vest over a period of time, which we believe encourages executives to take a long-term view of our business.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. A copy of our Code of Business Conduct and Ethics may be accessed free of charge by visiting our website at www.logicbio.com and going to the “Corporate Governance” tab under the “Investors” section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office. We intend to post on our website any amendment to, or waiver under, a provision of the Code of Business Conduct and Ethics that applies to our directors and certain of our executive officers within four business days following the date of such amendment or waiver.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting our website at www.logicbio.com and going to the “Corporate Governance” tab under the “Investors” section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office.

EXECUTIVE OFFICERS

Below is a list of the names, ages as of March 31, 2019 and positions, and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position
Frederic Chereau	52	Chief Executive Officer and President; Director (Class III)
Dean Falb, Ph.D.	58	Chief Scientific Officer
Matthias Jaffé	50	Chief Financial Officer
Tom Wilton	44	Chief Business Officer
Kenneth Huttner	66	Senior Vice President, Head of Clinical Development

EXECUTIVE OFFICER BIOGRAPHIES

Biographical information for Frederic Chereau, our Chief Executive Officer and President, is included herein under “Director Biographies—Directors with Terms Expiring in 2021 (Class III Directors).”

Dean Falb, Ph.D. has served as our Chief Scientific Officer since May 2018. Before joining LogicBio, from October 2013 to May 2018, Dr. Falb served as founder and chief technology officer of Synlogic, Inc., a biotechnology company. Before that, he was an entrepreneur in residence with Atlas Ventures, a venture capital firm, from 2012 to 2014. He also held senior research positions at Praecis Pharmaceuticals and Stryker Regenerative Medicine, and was a founding scientist at Millennium Pharmaceuticals in 1993. Dr. Falb holds a B.S. in chemistry from Purdue University and a Ph.D. in biochemistry and molecular biology from Harvard University.

Matthias Jaffé has served as our Chief Financial Officer since September 2017. Prior to joining LogicBio, from October 2012 to July 2017, Mr. Jaffé served as Chief Financial Officer of Constellation Pharmaceuticals, a biopharmaceutical company. Before that, he served as Chief Financial Officer of Zafgen, Pervasis Therapeutics and Alantos Pharmaceuticals. He holds an M.S. in biology from MIT and an M.B.A. from INSEAD.

Tom Wilton has served as our Chief Business Officer since September 2017. From April 2015 to September 2017, Mr. Wilton served as Chief Business Officer for the University of Pennsylvania’s Gene Therapy Program. Before that, from September 2010 to April 2015, Mr. Wilton served as a senior director at GlaxoSmithKline, a pharmaceutical company. He holds a B.S. in medical science from the University of London, a master’s degree from the University of Leeds in health systems research and a master’s degree from Brunel University London in strategic technology management.

Kenneth Huttner, MD, Ph.D. has served as our Senior Vice President and Head of Clinical Development since February 2019. From July 2017 to February 2019, Dr. Huttner served as Vice President, Clinical Development at Bioverativ (a Sanofi company), a biotechnology company. Before that, from February 2015 to July 2017, he served as an Executive Director at Novartis Institutes for BioMedical Research, a biopharmaceutical company. Prior to Novartis, Dr. Huttner served as Vice President, Clinical Development and Senior Director, Clinical Research at Edimer Pharmaceuticals, a biotechnology company, from January 2010 to February 2015. Dr. Huttner holds a B.S., an M.S., an M.D. and a Ph.D. in biology and human genetics from Yale University.

EXECUTIVE COMPENSATION

Introduction

This section provides an overview of our compensation arrangements with our principal executive officer and our next two most highly compensated executive officers in respect of their service to us in 2018. These individuals, who we refer to as our “named executive officers,” are:

∎	Frederic Chereau, our President and Chief Executive Officer;

∎	Dean Falb, our Chief Scientific Officer; and

∎	Sandra Poole, our former Chief Operating Officer.*

*Ms. Poole resigned from her position as Chief Operation Officer and terminated employment effective as of March 31, 2019.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us during 2018 and, if applicable, 2017.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(3)	OPTION AWARDS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
Frederic Chereau	2018	411,407	173,959	1,009,050	5,500	1,599,916
President and Chief Executive Officer	2017	385,000	154,000	240,288	—	779,288
Dean Falb, Ph.D.(1)	2018	205,990	58,186	1,295,815	4,120	1,564,111
Chief Scientific Officer
Sandra Poole(2)	2018	244,148	68,244	1,825,145	4,886	2,142,423
Former Chief Operating Officer

(1)	Dr. Falb commenced employment with us on May 16, 2018.

(2)	Ms. Poole commenced employment with us on April 30, 2018 and resigned from her position and terminated employment effective as of March 31, 2019.

(3)

The amounts reported in this column represent bonuses paid to our named executive officers for 2018 and, for Mr. Chereau, for 2017. See “Narrative Disclosure to Summary Compensation Table – Annual Bonuses” below.

(4)

The amounts reported in this column represent the aggregate grant date fair value of options to purchase our common stock granted to each of our named executive officers in 2018 and, for Mr. Chereau, 2017, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 9 to our financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2018.

(5)	The amounts reported in this column include employer contributions to our SIMPLE IRA that were made on behalf of each of our named executive officers in 2018.

Narrative Disclosure to Summary Compensation Table

Agreements with Our Named Executive Officers

Mr. Chereau and Dr. Falb are each party to an amended and restated employment agreement with us that sets forth the terms and conditions of their employment with us and are also each party to a confidential information and invention assignment agreement with us. Prior to her resignation in March 2019, Ms. Poole was also party to an amended and restated employment agreement and a confidential information and invention assignment agreement with us. The material terms of these agreements are summarized below. As used in the summary below, the terms “cause,” “disability,” “good reason” and “change of control” have the meanings set forth in the applicable agreement.

Frederic Chereau. We entered into an employment agreement with Mr. Chereau, pursuant to which he agreed to serve as our President and Chief Executive Officer beginning on April 14, 2016. The employment agreement was amended and restated in connection with our initial public offering. Under the amended and restated agreement, Mr. Chereau is entitled to receive an annual base salary of $510,000 per year and is eligible to receive an annual bonus with a target annual bonus of 50% of his annual base salary. If Mr. Chereau’s employment is terminated by us other than for cause and other than due to Mr. Chereau’s death or disability or if Mr. Chereau resigns for good reason, he will be entitled to receive base salary continuation for nine months, an amount equal to ..75 times his target annual bonus, payable in installments over nine months, and reimbursement of COBRA premiums for up to six months. If his employment terminates under such circumstances within 24 months following a change of control, Mr. Chereau will be entitled to receive a lump sum payment equal to 1.5 times the sum of his annual base salary and target annual bonus, an amount equal to the monthly COBRA premium he would be required to pay to continue group health coverage for 12 months, and accelerated vesting of all of his then outstanding and unvested equity and equity-based awards (with any performance-vesting awards vesting at target). All of the foregoing severance benefits are conditioned upon Mr. Chereau’s execution of a separation agreement and an effective release of claims and his compliance with the restrictive covenants described below. In addition, if Mr. Chereau’s employment is terminated for any reason other than cause, the stock options granted to Mr. Chereau prior to the date his employment agreement was amended and restated will remain exercisable for 18 months following his termination of employment (or the remainder of the term, if earlier).

Dean Falb. We entered into an employment agreement with Dr. Falb, pursuant to which he agreed to serve as our Chief Scientific Officer beginning on May 16, 2018. The employment agreement was amended and restated in connection with our initial public offering. Under the amended and restated agreement, Dr. Falb is entitled to receive an annual base salary of $340,000 per year and is eligible to receive an annual bonus with a target annual bonus of 35% of his annual base salary. If Dr. Falb’s employment is terminated by us other than for cause and other than due to Dr. Falb’s death or disability or if Dr. Falb resigns for good reason, he will be entitled to receive base salary continuation for six months, an amount equal to .5 times his target annual bonus, payable in installments over six months, and reimbursement of COBRA premiums for up to three months. If his employment terminates under such circumstances within 24 months following a change of control, Dr. Falb will be entitled to receive a lump sum payment equal to one times the sum of his annual base salary and target annual bonus, an amount equal to the monthly COBRA premium he would be required to pay to continue group health coverage for nine months, and accelerated vesting of all of his then outstanding and unvested equity and equity-based awards (with any performance-vesting awards vesting at target). All of the foregoing severance benefits are conditioned upon Dr. Falb’s execution of a separation agreement and an effective release of claims and his compliance with the restrictive covenants described below.

Sandra Poole. We entered into an employment agreement with Ms. Poole, pursuant to which she agreed to serve as our Chief Operating Officer beginning on April 30, 2018. The employment agreement was amended and restated in connection with our initial public offering. Under the amended and restated agreement, Ms. Poole was entitled to receive an annual base salary of $390,000 per year and was eligible to receive an annual bonus with a target annual bonus of 35% of her annual base salary. If Ms. Poole’s employment was terminated by us other than for cause and other than due to her death or disability or if Ms. Poole resigned for good reason, she would have been entitled to the same severance benefits described above for Dr. Falb. Ms. Poole did not receive any severance payments or benefits in connection with her resignation in March 2019.

Restrictive Covenants. Each of our named executive officers has entered into a confidential information and invention assignment agreement, which contains covenants regarding confidential information and invention assignment, as well as a covenant not to solicit our employees during the named executive officer’s employment with us and for one year thereafter.

Base Salaries

The base salaries for our named executive officers are set forth in their employment agreements with us, as described above. In connection with our initial public offering in October 2018, Mr. Chereau’s annual base salary was increased from $385,000 to $510,000, Dr. Falb’s annual base salary was increased from $325,000 to $340,000, and Ms. Poole’s annual base salary was increased from $350,000 to $390,000.

Annual Bonuses

Each of our named executive officers is eligible to receive an annual bonus, with the target amount of such bonus, expressed as a percentage of the named executive officer’s annual base salary, set forth in the named executive officer’s employment agreement with us, as described above. In connection with our initial public offering, Dr. Falb’s target annual bonus was increased from 30% to 35% of his annual base salary and Ms. Poole’s target annual bonus was increased from 30% to 35% of her annual base salary. Mr. Chereau’s target annual bonus was not adjusted in connection with our initial public offering. For 2018, each of our named executive officers received a bonus based on the achievement of corporate objectives that were determined by our board of directors, including financial and product development-related objectives related to the advancement of our MMA program, the advancement and expansion of our GeneRide platform, strategic partnerships, and expansion of our team, capabilities and reputation, and, in the case of Dr. Falb and Ms. Poole, individual performance. In 2019, our Compensation Committee determined that our 2018 corporate objectives were achieved at 85% of target levels overall (with no further adjustment for individual performance in the case of Dr. Falb and Ms. Poole) and approved annual bonuses for our named executive officers in the amounts reported in the Summary Compensation Table above.

Equity Compensation

In connection with their commencement of employment with us, on June 19, 2018, Dr. Falb was granted an option to purchase 214,108 shares of our common stock and Ms. Poole was granted an option to purchase 256,930 shares of our common stock. These options vest as to 25% of the shares on the first anniversary of the option’s vesting commencement date and in monthly installments over thirty-six months thereafter, generally subject to the named executive officer’s continuing service through the applicable vesting date. In connection with our initial public offering, on October 18, 2018, Mr. Chereau was granted an option to purchase 155,000 shares of our common stock, Dr. Falb was granted an option to purchase 30,000 shares of our common stock and Ms. Poole was granted an option to purchase 77,500 shares of our commons stock. These options vest on a monthly basis over four years from the date of grant, generally subject to the named executive officer’s continuing service through the applicable vesting date.

Severance and Change of Control Payments and Benefits

Mr. Chereau and Dr. Falb are each entitled to severance payments and benefits under his respective employment agreement upon a termination of employment in certain circumstances, including in connection with a change of control. These severance payments and benefits are described under “Agreements with our Named Executive Officers” above and “Outstanding Equity Awards at Fiscal-Year End Table” below. Each of their employment agreements provide that if any payment or benefit provided under such agreement constitutes a “parachute payment” within the meaning of Section 280G of the Code, the named executive officer will be entitled to receive (i) the amount of such payments or benefits reduced so that no portion of the payments or benefits would constitute a “parachute payment” or (ii) the full amount of such payments and benefits, whichever results in the payment of the greater after-tax amount to the named executive officer.

Employee Benefits

We currently provide broad-based health and welfare benefits, including health, dental, vision, life and short- and long-term disability insurance, that are available to all of our full-time employees, including our named executive officers. In addition, we maintain a SIMPLE IRA retirement plan for all of our full-time employees. In 2018, we contributed an amount equal to 2% of each eligible employee’s compensation to this plan. Our named executive officers are eligible to participate in these plans on the same basis as other eligible employees.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the equity awards held by our named executive officers as of December 31, 2018.

	OPTION AWARDS						STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)
Frederic Chereau	205,125	(1)	341,875	(1)	0.73	11/02/2027	—		—
	6,457	(2)	148,543	(2)	10.00	10/18/2028	—		—
	—		—		—	—	79,313	(3)	824,855	(4)
Dean Falb, Ph.D.	—		214,108	(5)	0.73	6/19/2028	—		—
	1,249	(2)	28,751	(2)	10.00	10/18/2028	—		—
Sandra Poole	—		256,930	(6)	0.73	6/19/2028	—		—
	3,228	(2)	74,272	(2)	10.00	10/18/2028	—		—

(1)

Mr. Chereau was granted an option to purchase 547,000 shares of our common stock on November 2, 2017. The option vests as to one forty-eighth (1/48) of the shares subject to the option each month beginning on June 19, 2017, generally subject to Mr. Chereau’s continuing service through the applicable vesting date. Pursuant to his employment agreement, if Mr. Chereau’s employment is terminated by us other than for cause or due to death or disability or if Mr. Chereau resigns for good reason, in each case, within 24 months following a change of control, the option will vest in full.

(2)

Each of our named executive officers was granted an option to purchase shares of our common stock in connection with our initial public offering on October 18, 2018. These options vest on a monthly basis over four years from the date of grant, generally subject to the named executive officer’s continuing service through the applicable vesting date. Pursuant to his respective employment agreement, if Mr. Chereau’s or Dr. Falb’s employment is terminated by us other than for cause or due to death or disability or if Mr. Chereau or Dr. Falb resigns for good reason, in each case, within 24 months following a change of control, his options will vest in full. The then-unvested portion of Ms. Poole’s option was forfeited in connection with her resignation in March 2019.

(3)

Mr. Chereau was granted 237,939 shares of restricted stock on October 11, 2016. 25% of the shares of restricted stock vested on April 14, 2017, and the remaining shares of restricted stock vest in monthly installments over thirty-six months thereafter, generally subject to Mr. Chereau’s continued service through the applicable vesting date. Pursuant to his employment agreement, if Mr. Chereau’s employment is terminated by us other than for cause or due to death or disability or if Mr. Chereau resigns for good reason, in each case, within 24 months following a change of control, the unvested shares of restricted stock will vest in full.

(4)	The market value of the restricted stock was calculated based on the closing price of our common stock on December 31, 2018, which was $10.40 per share.
(5)

Dr. Falb was granted an option to purchase 214,108 shares of our common stock on June 19, 2018. The option vests as to 25% of the shares on May 16, 2019 and in monthly installments over thirty-six months thereafter, generally subject to Dr. Falb’s continuing service through the applicable vesting date. Pursuant to his employment agreement, if Dr. Falb’s employment is terminated by us other than for cause or due to death or disability or if Dr. Falb resigns for good reason, in each case, within 24 months following a change of control, the option will vest in full.

(6)

Ms. Poole was granted an option to purchase 256,930 shares of our common stock on June 19, 2018. The option was scheduled to vest as to 25% of the shares on April 30, 2019 and in monthly installments over thirty-six months thereafter, generally subject to Ms. Poole’s continuing service through the applicable vesting date. In connection with Ms. Poole’s resignation in March 2019, the option was forfeited.

DIRECTOR COMPENSATION

Under our non-employee director compensation policy, which our Board of Directors adopted in connection with our initial public offering, each non-employee director receives an annual cash retainer for service to our board of directors and an additional annual cash retainer for service on any committee of our board of directors or for serving as the chair of our board of directors or any of its committees, in each case, prorated for partial years of service, as follows:

	BOARD OR COMMITTEE MEMBER	BOARD OR COMMITTEE CHAIR
Annual cash retainer	$35,000	$70,000
Additional annual cash retainer for compensation committee	$5,000	$10,000
Additional annual cash retainer for nominating and corporate governance committee	$4,000	$7,500
Additional annual cash retainer for audit committee	$7,500	$15,000

In connection with our initial public offering, each non-employee director was granted an option to purchase shares of our common stock intended to have a grant date fair value of approximately $175,000 that vests in equal annual installments over three years or upon an earlier change in control, subject to the non-employee director’s continued service through the applicable vesting date.

Each non-employee director who is first elected to our board of directors following the completion of our initial public offering will be granted an option to purchase shares of our common stock having a grant date fair value of $175,000, such option to vest in equal annual installments over three years or upon an earlier change in control, subject to the non-employee director’s continued service through the applicable vesting date.

Commencing in 2019, each annual director who was not first elected within the six-month period immediately preceding the first meeting of our board of directors following the annual meeting of our stockholders will be granted at such meeting an option to purchase shares of our common stock having a grant date fair value of $87,500, such option to vest in full on the earlier of the first anniversary of the date of grant or the date of the following annual meeting of our stockholders, with prorated accelerated vesting upon a change in control prior to such date, in each case, subject to the non-employee director’s continued service through the applicable vesting date.

All options granted to our non-employee directors have a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and expire not later than ten years after the date of grant. All cash retainers are paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. For the calendar quarter during which our initial public offering was completed, all cash retainers were prorated based on the number of calendar days served by such non-employee director following the completion of our initial public offering.

Each non-employee director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee on which he or she serves.

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2018. Mr. Chereau, our President and Chief Executive Officer, receives no compensation for his services as a director and, as a result, is not included in the table below. The compensation received by Mr. Chereau in 2018 for his services as an employee is described in the “Summary Compensation Table” above and the accompanying narrative description.

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($) (1)	ALL OTHER COMPENSATION ($) (2)	TOTAL ($)
Mark Kay, M.D., Ph.D.	7,194	160,515	67,500	235,209
Leon Chen, Ph.D.	9,250	154,494	—	163,744
Erez Chimovits, M.Sc., M.B.A.	9,764	154,494	—	164,258
Sofia Ioannidou, Ph.D.	7,194	154,494	—	7,194
Tomer Kariv	9,558	154,494	—	164,052
Richard Moscicki, M.D.	8,736	154,494	—	163,230
Daniel O’Connell, M.D., Ph.D.	8,222	154,494	—	162,716
Michael Wyzga	10,278	154,494	—	164,772

(1)

The amounts reported in this column represent the aggregate grant date fair value of the options to purchase our common stock granted to our non-employee directors in 2018, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 9 to our financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2018. On January 31, 2018, Dr. Kay was granted an option to purchase 13,089 of our common stock, which vested as to 25% of the shares on the first anniversary of grant and in monthly installments over three years thereafter, subject to Dr. Kay’s continued service through the applicable vesting date. In connection with our initial public offering, each of our non-employee directors was granted an option to purchase 24,102 shares of our common stock. These options vest in equal annual installments over three years or upon an earlier change in control, subject to the non-employee director’s continued service through the applicable vesting date. Dr. Ioannidou subsequently waived her right to retain this option and no longer holds it. As of December 31, 2018, Dr. Chen held 19,035 shares of restricted stock and our non-employee directors held options to purchase the number of shares of common stock set forth in the table below.

Name	Shares Subject to Outstanding Options
Mark Kay, M.D., Ph.D.	177,806
Leon Chen, Ph.D.	68,610
Erez Chimovits, M.Sc., M.B.A.	24,102
Sofia Ioannidou, Ph.D.	24,102
Tomer Kariv	24,102
Richard Moscicki, M.D.	24,102
Daniel O’Connell, M.D., Ph.D.	24,102
Michael Wyzga	24,102

(2)	The amount reported in this column represents the consulting fees paid to Dr. Kay in 2018 under his consulting agreement, described below.

Consulting Agreement with Dr. Kay

We entered into a consulting agreement with Dr. Kay on December 18, 2015, pursuant to which he agreed to provide services to us on a project-by-project basis. Dr. Kay received $67,500 per year in consulting fees under this agreement. We entered into a new consulting agreement with Dr. Kay on April 1, 2018, pursuant to which he agreed to continue to provide consulting services to us on an as-requested basis. Under this agreement, Dr. Kay is entitled to receive $67,500 per year in consulting fees and an additional $5,000 for every Scientific Advisory Board meeting that he attends in person. Dr. Kay also agreed to certain covenants regarding confidential information and invention assignment, as well as a covenant not to solicit our employees during the term of the agreement and for one year thereafter.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the audited consolidated financial statements of LogicBio for the year ended December 31, 2018, and has discussed these statements with management and Deloitte & Touche LLP, or Deloitte, the Company’s independent registered public accounting firm. LogicBio management is responsible for preparing the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of LogicBio in conformity with U.S. generally accepted accounting principles and discusses any issues it believes should be raised with us. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

The Audit Committee also received from, and discussed with, Deloitte the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission.

Deloitte also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Deloitte its independence from LogicBio.

Based on its discussions with management and Deloitte, and its review of the representations and information provided by management and Deloitte, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the LogicBio Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Members of the LogicBio Therapeutics, Inc. Audit Committee

Michael Wyzga, Chair

Erez Chimovits

Tomer Kariv

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2017 and 2018 for each of the following categories of services are as follows (in thousands):

Fee Category	2017		2018
Audit Fees	$9,724	(1)	$996,275	(2)
Audit-Related Fees	—		—
Tax Fees	—		7,020	(3)
All Other Fees	—		1,895	(4)

Total Fees	$9,724		$1,005,190

(1)	Audit fees in 2017 include statutory audit fees relating to the Company’s subsidiary in Israel.

(2)

Audit fees in 2018 include fees in connection with the Company’s initial public offering, including registration statements, responding to SEC comment letters, comfort letters and consents, fees for our annual audit, interim review procedures, accounting consultations completed during the audit or interim reviews, and statutory audit fees relating to the Company’s subsidiary in Israel.

(3)	Tax fees in 2018 are related to tax compliance fees.

(4)	All other fees consist of fees for accessing Deloitte’s online accounting research tool.

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Deloitte, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be communicated to the Audit Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and certain of our officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2018, we believe that our directors and such officers and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that Arix Bioscience plc was delinquent in filing a Form 3 report and a Form 4 report, each of which was filed one day late in October 2018, and each due to inadvertence. Such filings have been made at the time of filing this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions since January 1, 2018 in which we were a party, the amount involved exceeded or will exceed $120,000 and in which any related person had a direct or indirect material interest.

Participation in our Initial Public Offering

Certain of our stockholders and their affiliated entities, including stockholders who are associated with certain of our directors, purchased an aggregate of 2,940,000 shares of our common stock in our initial public offering, which was completed on October 23, 2018, at the initial public offering price of $10 per share.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Party Transactions Policy

We have adopted a related party transactions policy that governs the review and approval of related party transactions. Pursuant to this policy, if we want to enter into a transaction with a related party or an affiliate of a related party, the Audit Committee will review the proposed transaction to determine, based on applicable Nasdaq and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or the Board of Directors. If pre-approval is required, such matters will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. We may not enter into a related party transaction unless our Audit Committee has specifically confirmed in writing that either no further reviews are necessary or that all requisite corporate reviews have been obtained.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation and bylaws, the Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Erez Chimovits, Sofia Ioannidou, Ph.D. and Mark Kay, M.D., Ph.D. are the Class I directors whose terms expire at the 2019 Annual Meeting of Stockholders. Mr. Chimovits and Dr. Kay have each been nominated for and have agreed to stand for election to the Board of Directors to serve as a Class I director of the Company for three years and until his successor is duly elected and qualified or until his earlier death, resignation or removal. On April 10, 2019, Dr. Ioannidou informed the Company that she does not intend to stand for reelection as a Class I director and her term will expire on June 25, 2019, immediately following the conclusion of the Annual Meeting. The Board has determined not to fill the vacancy created by Dr. Ioannidou’s departure, and has decided, in accordance with the Company’s bylaws, to reduce the number of directors to eight (8) members effective immediately following the Annual Meeting.

Our bylaws provide for a plurality voting standard for the election of directors, which provides that to be elected, a director nominee must receive a plurality of the power of the shares present in person or represented by proxy at voting the meeting of stockholders and entitled to vote on the election of directors.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of the nominees listed. LogicBio has no reason to believe that the nominees will be unable to serve. In the event that the nominees are unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may determine that no directors are to be elected at the Annual Meeting. Information relating to the nominees for election as directors and for each continuing director, including his or her period of service as a director of LogicBio, principal occupation and other biographical material is shown earlier in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR CLASS I DIRECTORS.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Deloitte has served as our independent registered public accounting firm since 2018.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that a representative of Deloitte will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2018 Annual Report on Form 10-K has been posted on the Company’s website (www.logicbio.com) along with this proxy statement. Upon written request, we will mail, without charge, a copy of our 2018 Annual Report on Form 10-K, excluding exhibits. Please send a written request to our Secretary at:

LogicBio Therapeutics, Inc.

99 Erie St.

Cambridge, MA 02139

Attention: Secretary

Phone: (617) 245-0399

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Secretary at the address or telephone number above, providing your name, your shared address, and the address to which we should direct the additional copy of the notice or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 31, 2019, which is 120 days prior to the date that is one year from this year’s mailing date of April 29, 2019.

Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at LogicBio Therapeutics, Inc., 99 Erie St., Cambridge, MA 02139. The nominating and corporate governance committee does not have a written policy regarding stockholder nominations, but has determined that it is the practice of the committee to consider candidates proposed by stockholders if made in accordance with our bylaws. To be timely for the 2020 annual meeting, although not included in the proxy statement, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2019 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2020 annual meeting must notify us no earlier than February 26, 2020 and no later than March 27, 2020. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2020 annual meeting.

Contacting the Board of Directors

Stockholders wishing to communicate with the Board of Directors may do so by writing to the Board or to the non-employee members of the Board as a group, at:

LogicBio Therapeutics, Inc.

99 Erie St.

Cambridge, MA 02139

Attention: Secretary

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

LOGICBIO THERAPEUTICS, INC. 99 Erie Street Cambridge, MA 02139

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/24/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/24/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR
the following:		☐	☐	☐
1.	Election of Class I Directors for a three-year term
Nominees
01	Erez Chimovits 02 Mark Kay, M.D., Ph.D.
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the					☐	☐	☐
Company for the fiscal year ending December 31, 2019.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com

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LOGICBIO THERAPEUTICS, INC.

Annual Meeting of Shareholders

June 25, 2019 1:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Frederic Chereau as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LOGICBIO THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 1:00 PM, EST on 6/25/2019, at Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side